UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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Open Energy Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OPEN ENERGY CORPORATION
514 Via De La Valle, Suite 200

Solana Beach, CA 92075

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS AND PROXY STATEMENT

To the Stockholders of Open Energy Corporation:

Notice is hereby given that the Annual Meeting of the Stockholders of Open Energy Corporation will be held on October 29, 2007 at 10:00 a.m. at the Doubletree Golf Resort-San Diego, 14455 Penasquitos Drive, San Diego, CA 92129.

For the following purposes:

1.             To elect six directors for a one-year term to expire at the 2008 Annual Meeting of Stockholders.  Our present Board of Directors has nominated and recommends for election as director the following persons:

David P. Saltman
Edward Douglas Ward
Dalton W. Sprinkle

Patricia M. Eckert

Kenneth F. Potashner

Norman J. Dodd

2.             To approve the adoption of our 2006 Equity Incentive Plan.

3.             To ratify the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors for the fiscal year ending May 31, 2008.

4.             To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on October 1, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy.  Whether or not you expect to be at our Annual Meeting, please complete, sign and date the enclosed Proxy and return it promptly.  If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the Proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ David P. Saltman

David P. Saltman
Director, President and Chief Executive Officer

Solana Beach, California
October 1, 2007

OPEN ENERGY CORPORATION
514 Via De La Valle, Suite 200

Solana Beach, CA 92075

PROXY STATEMENT

The Board of Directors of Open Energy Corporation, a Delaware corporation (the “Company,” “we” or “us”), is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on October 29, 2007 at 10:00 a.m. at the Doubletree Golf Resort-San Diego, 14455 Penasquitos Drive, San Diego, CA 92129 and at any adjournments or postponements thereof.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person.  In any event, please complete, sign, date and return the Proxy in the enclosed envelope.

A proxy may be revoked by written notice to the Secretary of the Company at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting or by attending the meeting and voting in person.  Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, (2) for approval of our 2006 Equity Incentive Plan, and (3) for the ratification of the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors.  Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum.  Abstentions have the same effect as votes “against” the matters, except in the election of directors.  “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.”

Stockholders of record at the close of business on October 1, 2007, (the “Record Date”) will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card.  As of September 24, 2007, 122,757,874 shares of our common stock, par value $0.001 per share, were outstanding.  Each share of our common stock is entitled to one vote.  A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum.  A majority of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the approval of the 2006 Equity Incentive Plan and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors for the fiscal year ending May 31, 2008.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us.  In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means.  It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of four members.  Each of our directors is elected for a term of one year to serve until his successor is duly elected and qualified or until his earlier death, resignation or removal.  The six nominees are David P. Saltman, Edward Douglas Ward, Dalton W. Sprinkle, Norman J. Dodd, Patricia M. Eckert and Kenneth F. Potashner the first four of whom are presently members of our Board of Directors.  The latter two are the new nominees.

A majority of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors.  If no contrary indication is made, Proxies in the accompanying form are to be voted for our Board of Directors’ nominees or, in the event any of such nominees is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our Board of Directors to fill such vacancy.  Each person nominated for election has agreed to serve if elected and the Board of Directors has no reason to believe that any nominee will be unable to serve.

Information Regarding Directors

The information set forth below as to the nominees for director has been furnished to us by the nominees:

Nominees for Election to the Board of Directors

Name	Age	Position
David P. Saltman	53	Director, Chief Executive Officer, and President
Edward Douglas Ward	75	Director
Dalton W. Sprinkle	34	Director
Norman J. Dodd	50	Director
Patricia M. Eckert	60	Director
Kenneth F. Potashner	50	Director

David P. Saltman is currently a director of the Company, a position he has held since July 2005, and is the President and the Chief Executive Officer of the Company, positions he has held since September 2005. From June 2000 to September 2005, Mr. Saltman was a senior executive of BioComposites International, Inc., a company producing natural fiber reinforced plastics for a wide range of industrial applications, including automotive interiors, building materials and consumer products. Mr. Saltman served on the President’s advisory council that created environmental purchasing guidelines for the federal government, and is the recipient of several awards from the American Marketing Association and the National Recycling Coalition for his work on sustainable technologies. Prior to his efforts in the energy sector, Mr. Saltman enjoyed a career in the entertainment industry, including being a founder of the “E!” Entertainment Network. Mr. Saltman is a former board member of the California League of Conservation Voters and currently sits on the board of CALEAP, a California clean energy bond initiative. In 1978, Mr. Saltman earned a Bachelor of Arts Degree in Motion Picture/Television Production from UCLA.

Edward Douglas Ward, or E. Douglas Ward, is currently a director and Chair of the Company’s Compensation Committee. Since 1994 he has served as a Managing Director of Irvine Associates, Inc., a privately held Corporate Finance Group that arranges credit facilities and equity infusions for under-financed technology companies. Previously, he was President and Chief Operating Officer of Astrotech International Corporation, which had five operating companies and a commercial space venture. Earlier, he was Vice President and General Manager, Executive Vice President, and President of five diverse commercial and aerospace companies. In 1956, Mr. Ward earnd a Diploma in Aeronautical Engineering from Northrop Aeronautical Institute.

Dalton W. Sprinkle is currently Chairman of the Audit Committee and Chairman of the Nominating and Governance Committee on our Board of Directors. Mr. Sprinkle is an attorney in private practice. Mr. Sprinkle was President and Chief Executive Officer and a director of Integrated Dental Solutions, Inc., an international dental services company headquartered in San Diego from September 2006 through June 2007. Mr. Sprinkle was special counsel to Sheppard Mullin Richter & Hampton LLP from October 2005 through September 2006, where he counseled public and private companies on a wide range of business and legal issues. From July 2004 through October 2005, Mr. Sprinkle was associated with Luce, Forward, Hamilton and Scripps, where he practiced corporate and securities law with an emphasis on private placements of real estate securities and REITs. From November 2002 through July 2004, Mr. Sprinkle was associated with Morgan, Lewis and Bockius in Los Angeles where he practiced corporate and securities law with an emphasis on renewable and other energy transactions. Mr. Sprinkle serves on the board of directors of several other private companies.  Mr. Sprinkle earned his Juris Doctor degree, cum laude, from Georgetown University Law Center, where he served as editor-in-chief of The Tax Lawyer, and earned his Bachelor of Arts degree, magna cum laude, from the University of Southern California.

Norman J. Dodd has been a director of the Company since October 2005 and our President of East Coast Operations since April 1, 2006. He was previously the Chief Executive Officer of SRS, a position he held since March 2003. Mr. Dodd spent eleven years at Procter and Gamble before becoming a partner in a Sales Consulting and Organizational Development business called Sales Performance Group Inc. He has been a consultant to a variety of companies in a number of unique industries, including petro-chemical, hydro-generation, packaged goods and the public sector. In 1999 he became President and a partner of LabX.com, the second-largest on-line auction system for scientific equipment. Mr. Dodd earned an H.B.A. from Brock University in Ontario, Canada.

Patricia M. Eckert is an industry consultant providing advisory and business development services to clients in the telecommunications and utilities industries focusing on regulatory and environmental issues and facilitating strategic alliances in the California markets.  Ms. Eckert is the former President of the California Public Utilities Commission  (CPUC) and a Commissioner from 1989 through 1994.  The CPUC is one of the largest economic regulatory bodies in the United States, overseeing $90 billion of rates and services annually. In 1995, Ms. Eckert was retained by Deloitte & Touche (D&T) as a strategic partner where she played a key role in the launch of D&T’s emerging telecom industry practice and energy practice. She served as advisor to the President of Stanford Research International Consulting (SRIC) in 1997 and 1998. Ms. Eckert established the Beverly Hills law firm of Eckert & Colman in 1982 which specialized in business transactions, real estate and taxation.  Her practice expanded to include complex federal litigation involving United States defense contract matters.  Before entering private law practice, Ms. Eckert worked for more than 14 years as a business and marketing executive for Procter & Gamble and The Dow Chemical Company and its subsidiary, Bio-Science Laboratories.  A member of the State Bar of California, Ms. Eckert has served on the State Bar of California’s Commission on Judicial Nominees Evaluation and was appointed to the State Dispute Resolution Advisory Council by Governor George Deukmejian in 1987. Ms. Eckert served as Chairman of the National Association of Regulatory Commissioners (NARUC) Committee on Administration and was a member of the Electricity and International Committees of NARUC.  She has presented testimony before the United States Senate and House Committees on Energy and Public Utilities.  She has served on the Boards of Directors of Rebuild LA, American Ecology, Extant Communications, and Dynegy.  Ms. Eckert also serves on the Advisory Board of Enertech Capital. Ms. Eckert earned a degree in business from Parsons college where she graduated Phi Kappa Phi cum laude and earned a Juris Doctor degree from Loyola Law School in Los Angeles.

Kenneth F. Potashner’s extensive career  includes  being the President/CEO/Chairman of SONICblue, a leader in products for the  digital media, entertainment, and consumer electronics markets where the initial  MP3 players and DVRs were brought to market . He  served as President/CEO/Chairman of Maxwell Technologies, where he and his team successfully turned around the company  transitioning it from a defense focus to a commercial focus, evidenced by a substantial  increase in market capitalization. Prior to leading Maxwell Technologies, Mr. Potashner was executive vice president and general manager of Conner Peripherals , where he helped the company become a leading supplier of hard drives. He also held executive  management positions at Quantum, DEC (Digital Equipment Corporation), and Texas Instruments. Mr  Potashner currently serves on the board of Newport Corporation where he is the Chairman, Cornerstone Properties, Taxcient, and One Stop Systems. He is an advisor and investor in several other corporations.  Mr. Potashner earned his bachelor’s degree in electrical engineering at Lafayette College and a masters’ degree in electrical engineering from Southern Methodist University.

Board Meetings

Our Board of Directors held 12 regularly scheduled meetings and 2 special meetings during fiscal year 2007.  No director who served as a director during the past year attended fewer than 95% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he/she served.

Derek May served as Chairman of the Board of Directors and a member of the compensation committee until his untimely death in September 2007.

The board currently has, and appoints members to, three standing committees: the compensation committee, the audit committee and the nominating and corporate governance committee.  Upon approval of the new board members, the Board intends to appoint them to various committees.  The current members of the committees are identified below:

Director	Compensation		Audit		Nominating & Corporate Governance
David P. Saltman
Norman J. Dodd
Edward Douglas Ward	☒	(Chair)	☒		☒
Dalton W. Sprinkle			☒	(Chair)	☒	(Chair)

Compensation Committee.  The Compensation Committee consists of Mr. Ward, with Mr. Ward serving as its chairman.  The Compensation Committee held 8 meetings, including telephonic meetings, during fiscal year 2007.  All members of the Compensation Committee are independent as determined under the various Nasdaq Stock Market, Securities and Exchange Commission and Internal Revenue Service qualification requirements. The functions of this committee include, among other things:

•                  reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and changes to our employee benefit plans;

•                  establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further the Company’s long-term strategic plan and long-term value; and

•                  exercising authority under our employee benefit plans, such as granting options under a pool approved by the Board of Directors for such purpose.

Audit Committee.  The Audit Committee consists of Messrs. Sprinkle and Ward, with Mr. Sprinkle serving as its chairman.  The Audit Committee held 6 meetings, including telephonic meetings, during fiscal year 2006.  All members of the Audit Committee are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).  Our new director Rohn Crabtree is expected to become our “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission.  The functions of this committee include, among other things:

•                  meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•                  meeting with our independent auditors and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•                  recommending to our Board of Directors the engagement of our independent auditors;

•                  reviewing our quarterly and audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and

•                  reviewing our financial budgets and projections and reporting any recommendations to our full Board of Directors.

Both our independent auditors and internal financial personnel have unrestricted access to the Audit Committee.

Nominating & Corporate Governance Committee.  The Nominating & Corporate Governance Committee members are Messrs. Sprinkle and Ward, with Mr. Sprinkle serving as its chairman.  The Nominating & Corporate Governance Committee held 2 meetings during fiscal year 2007.  All members of the Nominating & Corporate Governance Committee are independent directors, as defined in the Nasdaq Stock Market qualification standards.  The functions of this committee include, among other things:

•                  reviewing and recommending nominees for election as directors;

•                  assessing the performance of the Board of Directors;

•                  developing guidelines for board composition; and

•                  reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Nominating & Corporate Governance Committee considers, among others, the following factors:

•                  the appropriate size of our Board of Directors;

•                  personal and professional integrity, independence, ethics and values;

•                  experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•                  experience in our industry; and

•                  experience as a board member of other publicly held companies.

The Nominating & Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience.  In doing so, the Nominating & Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating & Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of the Company and our stockholders.  The Nominating & Corporate Governance Committee does, however, believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the Nasdaq Stock Market qualification standards.  At this time, the Nominating & Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The Nominating & Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service.  Current members with qualifications and skills that are consistent with the Nominating & Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective.  If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Nominating & Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above.  The Nominating & Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations.  The Nominating & Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts.  The Nominating & Corporate Governance Committee reviews the qualifications, experience and background of the candidates.  Final candidates are interviewed by our independent directors and executive management.  In making its determinations, the Nominating & Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for the Company and represent stockholder interests through the exercise of sound judgment.  After review and deliberation of all feedback and data, the Nominating & Corporate Governance Committee makes its recommendation to our Board of Directors.  Historically, the Nominating & Corporate Governance Committee has not relied on third-party search firms to identify Board of Directors candidates.  The Nominating & Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

The Nominating & Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations.  The Nominating & Corporate Governance Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for membership on the Company’s Board of Directors, based on the established factors considered in evaluating nominees for the Board of Directors.  However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.  Stockholders wishing to suggest a candidate for director should write to the Company’s corporate secretary.  In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our corporate secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Open Energy Corporation, 514 Via De La Valle, Suite 200, Solana Beach, California 92075.  Our corporate secretary will review all correspondence addressed to our Board of Directors, or any individual director, for any inappropriate correspondence and correspondence more suitably directed to management.  Our corporate secretary will forward appropriate stockholder communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication.  Our corporate secretary will summarize all correspondence not forwarded to our Board of Directors and make the correspondence available to our Board of Directors for its review at our Board of Director’s request.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to, among other persons, our President and Chief Executive Officer as well as the individuals performing the functions of our Chief Financial Officer, Secretary and Controller. As adopted, our Code of Business Conduct and Ethics sets forth written standards that are designed to deter wrongdoing and to promote:

1.               honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.               full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the Securities and Exchange Commission and in other public communications made by us;

3.               Compliance with applicable governmental laws, rules and regulations;

4.               the prompt internal reporting of violations of the Code of Business Conduct and Ethics to an appropriate person or persons identified in the Code of Business Conduct and Ethics; and

5.               accountability for adherence to the Code of Business Conduct and Ethics.

Our Code of Business Conduct and Ethics requires, among other things, that all of our Company’s personnel shall be accorded full access to our President and Chief Executive Officer with respect to any matter which may arise relating to the Code of Business Conduct and Ethics. Further, all of our Company’s personnel are to be accorded full access to our Board of Directors if any such matter involves an alleged breach of the Code of Business Conduct and Ethics by our President and Chief Executive Officer.

In addition, our Code of Business Conduct and Ethics emphasizes that all employees, and particularly managers and/or supervisors, have a responsibility for maintaining financial integrity within our company, consistent with generally accepted accounting principles, and federal, provincial and state securities laws. Any employee who becomes aware of any incidents involving financial or accounting manipulation or other irregularities, whether by witnessing the incident or being told of it, must report it to his or her immediate supervisor or to our President and Chief Executive Officer.  If the incident involves an alleged breach of the Code of Business Conduct and Ethics by the President and Chief Executive Officer, the incident must be reported to any member of our Board of Directors.  Any failure to report such inappropriate or irregular conduct of others is to be treated as a severe disciplinary matter. It is against our company policy to retaliate against any individual who reports in good faith the violation or potential violation of our Code of Business Conduct and Ethics by another.

Corporate Governance Documents

The Company’s corporate governance documents, including the Code of Business Conduct and Ethics are available, free of charge, on our website at www.openenergycorp.com.  Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.  We will also provide copies of these documents, free of charge, to any stockholder upon written request to our Corporate Secretary at Open Energy Corporation, 514 Via De La Valle, Suite 200, Solana Beach, California 92075.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ending May 31, 2007.

The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company’s financial reporting, internal controls and audit functions.    The Audit Committee is comprised solely of independent directors as defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended May 31, 2007 with management and Squar, Milner, Peterson, Miranda & Williamson, LLP, the Company’s independent registered public accounting firm.  Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The Audit Committee receives periodic updates on internal controls provided by management and at each regularly scheduled Audit Committee meeting. The Audit Committee also holds regular private sessions with Squar, Milner, Peterson, Miranda & Williamson, LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. The Audit Committee reviewed Squar, Milner, Peterson, Miranda & Williamson, LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-KSB related to its consolidated financial statements. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation.

The Audit Committee has discussed with Squar, Milner, Peterson, Miranda & Williamson, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, Squar, Milner, Peterson, Miranda & Williamson, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Squar, Milner, Peterson, Miranda & Williamson, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Squar, Milner, Peterson, Miranda & Williamson, LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-KSB for the year ended May 31, 2007, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by the Company’s external auditor Squar, Milner, Peterson, Miranda & Williamson, LLP.  Pre-approval is required for audit services, audit-related services, tax services and other services.  In most cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget.  In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee.  See “Fees for Professional Services” for more information regarding fees paid to Squar, Milner, Peterson, Miranda & Williamson, LLP for services in fiscal years 2007 and 2006.

AUDIT COMMITTEE

/s/ Dalton W. Sprinkle

Dalton W. Sprinkle, Chair
Edward Douglas Ward

Principal Accounting Fees and Services

The following table presents the fees paid for professional audit services rendered by various firms in FY 2006 and by Squar, Milner, Peterson, Miranda & Williamson, LLP for FY 2007, for the audits of our annual financial statements and related matters for the years ended May 31, 2007 and May 31, 2006, respectively, and fees billed for other services rendered by such accounting firms during those periods:

	FY2007					FY 2006
	Squar, Milner, Peterson, Miranda & Williamson, LLP	Matheson	CBIZ	Other	Total	Peterson & Co., LLP
Audit fees (1)	$93,806	$26,964	$21,245	$1,188	$143,203	$1,657
Audit-related fees (2)	149,125	—	16,365	—	165,490	364
Tax fees (3)	16,820	—	—	—	16,820	875
SB2 Registration (4)	33,014	—	—	—	33,014	—
All other fees (5)	845	—	—	—	845	—
	$293,610	$26,964	$37,610	$1,188	$359,372	$2,896

(1)                      Audit fees include fees and expenses for professional services rendered for the audits of the Company’s annual financial statements for those years and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-QSB during those years.

(2)                      Audit-related fees consist of assistance and discussion concerning financial accounting and reporting standards and other accounting issues, and SEC compliance matters.

(3)                      Tax fees consist of preparation of federal and state tax returns, review of quarterly estimated payments, and consultation concerning tax compliance issues. All tax fees billed to us during the year ended May 31, 2007 and 2006 were billed by Squar, Milner, Peterson, Miranda, Williamson, LLP and Peterson & Co., LLP, respectively.

(4)                      SB2 registration fees consist of preparation and review of SB2 forms for the registration of the Company in the state of Nevada. All SB2 registration fees billed to us during the year ended May 31, 2007 and 2006 were billed by Squar, Milner, Peterson, Miranda, Williamson, LLP and Peterson & Co., LLP, respectively.

(5)                      All other fees include any fees for services not covered above

The Audit Committee has determined that the rendering of all non-audit services by Squar, Milner, Peterson, Miranda & Williamson, LLP is compatible with maintaining the auditor’s independence.  All non-audit related services in the above table were pre-approved and/or ratified by the Audit Committee.  The Audit Committee approves non-audit services by Squar, Milner, Peterson, Miranda & Williamson, LLP on an ad hoc basis, and has vested authority with Dalton W. Sprinkle, the chairman of the Audit Committee, to approve non-audit services as needed.

Compensation of Directors

In the fiscal year ended May 31, 2007, the non-employee members of our Board of Directors also received options to purchase 470,000 shares of our common stock at $0.48 per share, vesting over a three year period. Director compensation for fiscal year 2008 has not yet been determined.

Director Attendance at Annual Meetings

Although the Company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend.

Our Board of Directors unanimously recommends a vote “FOR” the election as director of each nominee listed above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of September 24, 2007 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group.  Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be.  The address for all executive officers and directors is c/o Corporate Secretary at Open Energy Corporation, 514 Via De La Valle, Suite 200, Solana Beach, California 92075.

Percentage of beneficial ownership is calculated based on 122,757,874 shares of common stock outstanding as of September 24, 2007.  Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of September 24, 2007 . Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

	Number of	Percent of
	Shares	Shares
	Beneficially	Beneficially
Name and Addreess of Beneficial Owner	Owned	Owned
5% Stock holders:
Cornell/YA GLOBAL INVESTMENTS, L.P. (1) 101 Hudson Street, Suite 3700 Jersey City, NJ 07302	48,884,877	31.1%

The Quercus Trust (2) % Joseph P. Bartlett, Esq. Greenberg Glusker Fields Claman & Machtinger LLP 1900 Avenue of the Stars, Suite 2100 Los Angeles, CA 90067	90,584,500	44.7%

Named Executive Officers and Directors:
David P. Saltman (3)	8,645,659	7.0%
Norman J. Dodd (4)	936,624	*
Edward Douglas Ward (5)	44,443	*
Dalton W. Sprinkle (6)	41,666	*
Aidan Shields (7)	41,667	*
John Hart (8)	350,000	*
Tom Wolfe (9)	1,267,380	*
Don Rogers (10)	309,912	*
David Field (11)	154,166	*
All Executive Officers and Directors as a group (9 persons) (12)	11,791,517	9.5%

*                     Indicates beneficial ownership of less than 5% of the total outstanding common stock.

(1)                  Includes 14,395,512 issued shares, 16,239,365 potential shares from the conversion of various convertable notes, and 18,250,000 warrants outstanding from various convertible notes.

(2)                  Includes 10,584,500 issued shares, 40,000,000 potential shares from the conversion of a convertible note dated September 19, 2007, and 40,000,000 warrants outstanding from the convertable note dated September 19, 2007.

(3)                  Includes 8,145,659 issued shares, of which 4,804,137 shares remain unvested and are subject to forfeiture, and 500,000 vested options that have not been exercised.

(4)                  Includes 40,000 issued shares, 769,859 exchangeable shares, 26,767 exchangable shares owned by the ‘Dodd Family Trust,’ 83,332 vested options that have not been exercised, and 16,666 options that will vest by November 23, 2007.

(5)                  Includes 31,110 vested options that have not been exercised and 13,333 options that will vest by November 23, 2007.

(6)                  Includes 29,166 vested options that have not been exercised and 12,500 options that will vest by November 23, 2007.

(7)                  Includes 41,667 options that will vest by November 23, 2007.

(8)                  Includes 250,000 issued shares, 62,500 vested options that have not been exercised, and 37,500 options that will vest by November 23, 2007.

(9)                  Includes 695,189 issued shares held in the name of Thomas D. and Pamela W. Wolfe, 530,525 vested options that have not been exercised and 41,666 options that will vest by November 23, 2007.

(10)            Includes 196,026 exchangeable shares, 88,887 vested options that have not been exercised, and 24,999 options that will vest by November 23, 2007.

(11)            Includes 45,833 vested options that have not been exercised and 108,333 options that will vest by November 23, 2007.

(12)            See footnotes 3 through 11 inclusive.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

The following table sets forth information as to persons who currently serve as our executive officers.

Name	Age	Position
David P. Saltman	53	President and Chief Executive Officer and Member of Board of Directors
Norman J. Dodd	50	President of East Coast Operations and Member of Board of Directors
David Field	45	Chief Operating Officer
Aidan Shields	40	Chief Financial Officer and Treasurer of the Company
John Hart	68	General Counsel and Corporate Secretary
Tom Wolfe	59	Chief Technology Officer
Don Rogers	60	Executive Vice President, East Coast Operations

For information regarding Mr. Saltman and Mr. Dodd, see “Proposal 1—Election of Directors.”

David Field  was appointed as our Chief Operating Officer effective as of June 5, 2007. Prior to joining Open Energy Corporation, Mr. Field was a senior executive at Clark Security Products, the largest independent vertically integrated security distribution company in North America from January 2005 to August 2006. Previously, he founded and managed several companies in the energy sector. In June 2001. Mr. Field founded and was CEO of Clarus Energy Partners, a leading Distributed Generation developer, owner and operator that was acquired by Hunt Power in early 2004. Prior to Clarus Energy, Mr. Field co-founded Omaha-based Kiewit Fuels, a renewable energy company specializing in the development of biofuels production. In addition to a career in sustainable energy development, he also has an extensive background in water technology and infrastructure development, with companies such as; Bechtel, Peter Kiewit, and Poseidon Resources, as well as, in corporate finance with Citicorp. Mr. Field earned an MBA from the Garvin School of International Management (Thunderbird).

Aidan Shields  was appointed as our Chief Financial Officer effective as of June 5, 2007. Prior to joining Open Energy, Mr. Shields was Chief Financial Officer of Satellite Security Corporation, a start-up micro-cap company in the wireless GPS technology space from May 2006 to March 2007. Previously, he spent 11 years with Gap Inc. in several roles, including Chief Financial Officer of the Outlet Division and Senior Director and Controller of the Old Navy Division. During his time with Old Navy, the division grew from a start up to the fastest growing retailer in U.S. history. While at Gap Inc., Mr. Shields spent time in a multitude of roles supporting Real Estate, Financial Planning, Business development, Marketing Effectiveness, Supply Chain,

Operations and SEC reporting. Before Gap Inc., Mr. Shields worked for Minerals Technologies Inc. in Cork, Ireland and Europe. Mr. Shields is a native of the Republic of Ireland and is a graduate of the Institute of Chartered Accountants in Ireland. He received his training as a Chartered Accountant with KPMG in Ireland.

John Hart  was appointed General Counsel and Corporate Secretary on May 11, 2007. John Hart has been involved in the photovoltaic industry for many years including being a founding shareholder and serving as general counsel to Connect Renewable Energy before its acquisition by Open Energy Corporation. Mr. Hart has over four decades of legal experience as a sole practitioner, partner in law firms, and general counsel to private and publicly held companies. His practice has ranged from counseling individuals and businesses on enterprise formation, financings, mergers, acquisitions, operational issues, and a variety of litigations. In addition, Mr. Hart has been an entrepreneur, business advisor and a director of public and private companies. Mr. Hart earned a Bachelor of Arts, cum laude from the University of Redlands and a Juris Doctor from the University of Southern California. He was admitted to the State Bar of California in January, 1964.

Tom Wolfe is currently Chief Technology Officer and has been with Open Energy since December 22, 2006. In 1998 Mr. Wolfe found WaterEye Corporation, which became an Open Energy subsidiary on December 22, 2006. Mr. Wolfe has over twenty five years experience in the chemical process industries, with particular experience in power, water and wastewater treatment technologies. Mr. Wolfe has made many contributions to the development and advancement of reverse osmosis membrane technology and wastewater evaporation technology dating back to the early 1970’s. He has participated at all levels in some of the largest membrane and evaporator installations in the world and has hands on experience with a wide variety of evaporator configurations including vapor recompression, steam driven single and multiple effect systems, as well as direct contact and submerged combustion processes. In the software field, Mr. Wolfe was the founder of Western Pacific Data Systems, now part of Spirent Systems (UK) a leading software development company in California. Mr. Wolfe developed much of the software currently in use today for reverse osmosis membrane performance prediction and computational chemistry for recovery determination and scale control. Mr. Wolfe has authored more than 20 technical articles and papers in his various fields of involvement and is a member of the American Chemical Society and the American Water Works Association. He earned his Bachelors Degree in Chemistry from the University of California, San Diego.

Don Rogers  was appointed to the position of Executive Vice President of East Coast Operations of the Company on April 10, 2006. In April 2003 Mr. Rogers was appointed President of Solar Roofing Systems, Inc. and served as its President until he joined the Company in April 2006. From March 2001 to March 2003, Mr. Rogers was the President and founder of Rogers & Associates, a business consulting firm. Don Rogers manages the operations of our East Coast manufacturing facility. His background is in consumer packaged goods, including 16 years with Procter and Gamble, and 15 years with Nabisco Brands. Earlier in his career, Don held positions of increasing responsibility in sales, marketing, and product promotion. Over the past decade, he has served in senior management roles in the US and Canada, including seven years in New Jersey, as President and General Manager of two operating divisions of the Nabisco. In 1968, he earned a Bachelors Degree in Commerce from the University of Manitoba.

Executive Compensation

The following table provides information regarding the compensation earned during the fiscal year ended May 31, 2007 by our chief executive officer, our chief financial officer and our two other most highly compensated executive officers who were employed by us as of May 31, 2007. We refer to our chief executive officers, chief financial officer and these other executive officers as our “named executive officers” elsewhere in this document.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($) (1)		Option Awards ($) (2)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (3)	Total ($)
David P. Saltman	2007	$251,880		$—	$5,395,472	(7)	$—	$—	$—	$10,665	$5,658,016
Chief Executive Officer and Member of the Board of Directors	2006	268,732	(4)	—	4,046,604	(7)	—	—	—	5,600	16,912,357
Cheryl J. Bostater	2007	151,077		—	1,024,178	(8)	—	—	—	12,445	1,187,700
Chief Operating Officer	2006	149,100	(5)	—	341,393	(8)	—	—	—	1,750	2,881,972
Jeff Stein	2007	82,564	(6)	—	—		5,166	—	—	3,644	91,374
Chief Financial Officer	2006	—		—	—		—	—	—	—	—
Norman J. Dodd	2007	155,441		—	—		15,555	—	—	—	170,996
President of East Coast Operations	2006	21,025		—	—		—	—	—	—	—
Don Rogers	2007	139,785		—	—		18,555	—	—	—	158,340
Executive Vice President, East Coast Operations	2006	18,908		—	—		—	—	—	—	—

(1)

This column represents the compensation expense recognized for financial statement reporting purposes in fiscal 2007 and 2006, for stock awards granted, in accordance with SFAS 123R. These amounts reflect the Company’s accounting expense for these awards, and do not represent the actual value that may be realized by the named executive officers. For additional information, please see Note 8 in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007.

(2)

Stock options were granted as follows for the fiscal year ended May 31, 2007: 450,000 to Jeffrey Stein; 200,000 to Norman J. Dodd; and 300,000 to Don Rogers. Refer to “Stock Based Compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10KSB, filed September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)	Amounts shown include 401K matching, and payments for family medical insurance above the single employee rate that is typically paid for all employees.
(4)

This amount includes $80,400, representing the market value of unrestricted, registered shares granted to David Saltman pursuant to the 2004 Consultant Compensation Plan, for consulting services rendered to us.

(5)

This amount includes $40,200, representing the market value of unrestricted, registered shares granted to Cheryl Bostater pursuant to the 2004 Consultant Compensation Plan, for consulting services rendered to us.

(6)	Jeffrey Stein resigned as Chief Financial Officer on June 4, 2007, and is no longer with the Company.
(7)

Pursuant to the terms of Mr. Saltman’s employment agreement, he was granted a total of 8,235,662 shares of common stock on September 15, 2005, such shares vest quarterly commencing on December 31, 2005, with 686,305 shares vesting in each of the first five quarters, suspended for the four quarters in 2007, 1,601,378 vesting in each of the first two quarters of 2008,  and 1,601,381 shares vesting in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for “Cause” or if Mr. Saltman terminates the employment agreement other than for “Good Reason”, as defined in the employment agreement. Mr. Saltman is responsible for making arrangements with respect to tax withholdings.

(8)

Pursuant to the terms of Ms. Bostater’s employment agreement, she was granted a total of 1,407,805 shares of common stock on March 15, 2006. 117,317 shares vested on each of March 15, 2006 and March 30, 2006, and 117,317 shares vesting in each of the first five quarters, suspended for the four quarters in 2007, 273,740 vesting in each of the first two quarters of 2008,  and 273,740 shares vesting in the twelfth and final quarter. All unvested shares will be forfeited if the employment agreement is terminated by us for “Cause” or if Ms. Bostater terminates the employment agreement other than for “Good Reason”, as defined in the employment agreement. Ms. Bostater is responsible for making arrangements with respect to tax withholdings.

Grants of Plan-Based Awards

All plan-based awards granted to our named executive officers are incentive stock options.  The exercise price per share of each option granted to our named executive officers was the closing price of our stock on the date of the grant, unless the markets were closed on that date, in which case the price per share was the closing price on the next business day when the markets were open.  All options were granted under our 2006 Stock Incentive Plan.

The following table presents information concerning grants to each of the named executive officers during the fiscal year ended May 31, 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh) (1)	($) (2)
David P Saltman	N/A	$—	$—	$—	—	—	—	—	—	$—	$—
Cheryl J. Bostater	N/A	—	—	—	—	—	—	—	—	—	—
Jeff Stein (3)	12/01/06	—	—	—	—	—	—	—	100,000	0.48	48,000
	04/09/07	—	—	—	—	—	—	—	350,000	0.31	108,500
Norman J. Dodd	12/01/06	—	—	—	—	—	—	—	200,000	0.20	40,000
Don Rogers	12/01/06	—	—	—	—	—	—	—	150,000	0.20	30,000
	12/01/06	—	—	—	—	—	—	—	50,000	0.31	15,500
	12/01/06	—	—	—	—	—	—	—	100,000	0.31	31,000

(1)          The exercise price of the stock option awards is equal to the closing price of the common stock on the date of the grant.

(2)          Refer to Note 12, “Stock-Based compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(3)          Jeffrey Stein resigned as Chief Financial Officer on June 4, 2007, and is no longer with the Company, all options were forfeited.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended May 31, 2007, including the value of the stock awards.

	Option Awards						Stock Awards
										Equity
										Incentive
									Equity	Plan
									Incentive	Awards:
									Plan	Market
									Awards:	or Payout
									Number of	Value of
				Equity				Market	Unearned	Unearned
				Incentive			Number	Value	Shares,	Shares,
				Plan Awards			of Shares	of Shares	Units, or	Units, or
	Number of	Number of		Number of			or Units	or Units	Other	Other
	Securities	Securities		Securities			of Stock	of Stock	Rights	Rights
	Underlying	Underlying		Underlying	Option		That	That	That	That
	Unexercised	Unexercised		Unexercised	Exercise	Option	Have Not	Have Not	Have Not	Have Not
	Options (#)	Options (#)		Unearned	Price	Expiration	Vested	Vested	Vested	Vested
Name	Exercisable	Unexercisable		Options	($)	Date	(#) (4)	($)	(#)	($)
David P. Saltman	—	—		—	$—		4,804,137	$2,402,069	—	$—
Cheryl J. Bostater	—	—		—	—		821,220	410,610	—	—
Jeff Stein	16,666	83,334	(1)	—	0.48	12/1/2016	—	—	—	—
	—	350,000	(2)	—	0.31	4/9/2017	—	—	—	—
Norman J. Dodd	66,666	133,334	(1)	—	1.50	12/1/2016	—	—	—	—
Don Rogers	50,000	100,000	(1)	—	1.50	12/22/2016	—	—	—	—
	5,555	44,445	(1)	—	0.48	12/22/2016	—	—	—	—
	8,333	91,667	(3)	—	0.48	12/1/2016	—	—	—	—

(1)          Vesting 1/12th per quarter after initial vesting.

(2)          Vesting 1/12th per quarter.

(3)          Performance based.

(4)          Vesting will occur 1/3rd equally on the last day of March, June and September in 2008.

Option Exercises and Stock Vested at Fiscal Year End

During the fiscal year ended May 31, 2007, no stock options were exercised by any Named Executive, David Saltman had 2,058,915 shares of stock vest, and Cheryl Bostater had 351,951 shares vest.

Pension Benefits

The Company does not have any defined benefit plans at this time.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans.

Employment Arrangements and Change in Control Arrangements

We entered into an Employment Agreement dated August 25, 2005, with David Saltman whereby we appointed Mr. Saltman as our President and Chief Executive Officer. The term of the employment agreement is from September 15, 2005 to September 30, 2008, and automatically extends for additional one-year terms unless either party gives notice of its election to terminate the agreement at least ninety days prior to the expiration of the then-current term. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Saltman an annual base salary of $250,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, pursuant to the terms of Mr. Saltman’s employment agreement, and in partial consideration for the services of Mr. Saltman as President and Chief Executive Officer, he was granted a total of 8,235,662 shares of common stock on September 15, 2005. Such shares vest quarterly commencing on December 31, 2005, with 686,305 shares being vested for each of the first eleven quarters and 686,307 shares being vested in the twelfth and final quarter.  On January 30, 2007, the Company and Mr. Saltman amended the agreement to provide that all shares that were scheduled to vest on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, would instead vest ratably on March 31, 2008, June 30, 2008, and September 30, 2008.  All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Mr. Saltman terminates the employment agreement other than for good reason. Upon Mr. Saltman’s death, disability, termination by us other than for cause, or termination by Mr. Saltman for good reason or upon a change of control, as provided in the employment agreement, all unvested shares shall immediately vest. Mr. Saltman is responsible for making arrangements with respect to tax withholdings. Finally, Mr. Saltman is entitled to certain benefits, reimbursement of qualified expenses, a $600 per month automobile allowance and reasonable office support services at our corporate headquarters, as set out in the employment agreement.

If we terminate the employment agreement for Mr. Saltman’s death or disability or for cause, we will pay Mr. Saltman, or his legal representative, as applicable, a sum in cash of an amount equal to the accrued but unpaid salary and any applicable bonuses. If Mr. Saltman terminates the employment agreement for good reason, or if we terminate the employment agreement for any reason other than for cause, then we will pay Mr. Saltman a termination fee in cash of an amount equal to 250% of his unpaid salary and scheduled bonuses remaining through September 30, 2008, or the end of any subsequent renewal term which is no longer subject to our or Mr. Saltman’s right not to renew.

The employment agreement also grants Mr. Saltman the right to identify, in his sole discretion, a number of candidates for the company’s board of directors that will at all times constitute a majority of such directors. The company is required to use its best efforts to cause such designees to be elected to its board of directors. The employment agreement also grants Mr. Saltman the right to designate the company’s legal counsel, outside auditing firm and any investor relations firm.

The employment agreement defines cause to be conviction of a felony involving a crime against the company. The employment agreements defines good reason to include (a) any failure by the company to comply with any provision of the agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the company promptly after receipt of notice thereof from Mr. Saltman; (b) the assignment to Mr. Saltman of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions held by Mr. Saltman during the term, (c) the occurrence of a change of control or (d) the failure of the company’s shareholders to elect all of Mr. Saltman’s permitted director designees or the failure of the company to appoint any such designee when required to do so.

On November 1, 2005 we entered into an employment agreement with Cheryl J. Bostater. The term of the employment agreement is from November 1, 2005 to October 31, 2008, and automatically extends for additional one-year terms unless either party gives notice of its election to terminate the agreement at least sixty days prior to the expiration of the then-current term. Pursuant to the terms of the employment agreement, we agreed to pay Ms. Bostater an annual base salary of $150,000 plus annual bonuses as determined by our board of directors, based upon our financial achievements. In addition, pursuant to the terms of Ms. Bostater’s employment agreement, as amended, and in partial consideration for the services of Ms. Bostater as Chief Financial Officer, she was granted a total of 1,407,805 shares of common stock on March 15, 2006. 117,317 shares vested on each of March 15, 2006 and March 30, 2006, and 117,317 shares vest at the end of each calendar quarter thereafter.  On January 30, 2007, the Company and Ms. Bostater amended the agreement to provide that all shares that were scheduled to vest on March 31, 2007, June 30, 2007, September 30, 2007 and December 31, 2007, would instead vest ratably on March 31, 2008, June 30, 2008, and September 30, 2008.  All unvested shares will be forfeited if the employment agreement is terminated by us for cause or if Ms. Bostater terminates the employment agreement other than for good reason, as defined in the employment agreement. Upon Ms. Bostater’s death, disability, termination by us other than for cause, or termination by Ms. Bostater for good reason or upon a change of control, as provided in the employment agreement, all unvested shares shall immediately vest. Ms. Bostater is responsible for making arrangements with respect to tax withholdings. Finally, Ms. Bostater is entitled to certain benefits, a $250 per month automobile allowance and reimbursement of qualified expenses, as set out in the employment agreement.

If we terminate the employment agreement for Ms. Bostater’s death or disability or for cause, we will pay Ms. Bostater, or her legal representative, as applicable, a sum in cash of an amount equal to the accrued but unpaid salary. If Ms. Bostater terminates the employment agreement for good reason, or if we terminate the employment agreement for any reason other than for cause, then we will pay Ms. Bostater a termination fee in cash of an amount equal to 150% of her unpaid salary and scheduled bonuses remaining through October 31, 2008, or the end of any subsequent renewal term which is no longer subject to our or Ms. Bostater’s right not to renew.

The employment agreement defines cause to be conviction of a felony involving a crime against the company, or objectively measurable deficiencies in performance which are not corrected within 60 days following notice. The employment agreements defines good reason to include (a) any failure by the company to comply with any provision of the agreement, other than an isolated, insubstantial and inadvertent failure that is not taken in bad faith and is remedied by the company promptly after receipt of notice thereof from Ms. Bostater; (b) the assignment to Ms. Bostater of any duties or responsibilities inconsistent in any material respect with those customarily associated with the positions held by Mr. Bostater during the term, (c) the occurrence of a change of control or (d) the relocation of Ms. Bostater’s place of employment outside of San Diego County, California.

On April 1, 2006 we appointed Norman J. Dodd our President of East Coast Operations and entered into an employment agreement with him. The term of his employment agreement is through March 31, 2007. Pursuant to such agreement, we agreed to pay him an annual base salary of CDN $167,000 plus annual bonuses as determined by our board of directors, based upon our financial performance and Mr. Dodd’s performance. In addition, we agreed to grant Mr. Dodd an option exercisable for 200,000 shares of our common stock, such option to vest quarterly, provided that he remains employed by us, through March 31, 2009, at a strike price of $1.50 per share. Such option has not yet been granted, and we intend to grant it under a special, non-stockholder approved option plan shortly after the date of this report. If Mr. Dodd is terminated without just cause after March 31, 2007, we are obligated to pay him the greater of six months’ base salary or the severance required by the laws of Aurora, Ontario in which he is employed. Finally, Mr. Dodd is entitled to certain benefits and reimbursement of expenses, as set out in the employment agreement.

On April 1, 2006 we appointed Don Rogers Executive Vice President, East Coast Operations, and entered into an employment agreement with him. The term of his employment agreement is through March 31, 2007. Pursuant to such agreement, we agreed to pay him an annual base salary of CDN $150,000 plus annual bonuses as determined by our board of directors, based upon our financial performance and Mr. Roger’s performance. In addition, we agreed to grant Mr. Rogers an option exercisable for 150,000 shares of our common stock, such options to vest quarterly, provided that he remains employed by us, through March 31, 2009, at a strike price of $1.50 per share. Such option has not yet been granted and we intend to grant it under a special, non-stockholder approved option plan shortly after the date of this report. If Mr. Rogers is terminated without just cause after March 31, 2007, we are obligated to pay him the greater of five months’ base salary or the severance required by the laws of Aurora, Ontario in which he is employed. Finally, Mr. Rogers is entitled to certain benefits and reimbursement of expenses, as set out in the employment agreement.

On December 22, 2006 we appointed Tom Wolfe as Director of Research & Development, and entered into an employment agreement with him.  The term of his employment agreement is through December 21, 2007.  If employment continues beyond the Initial Term, the Employee will be employed on an at-will basis.   Pursuant to such agreement, we agreed to pay him an annual base salary of $165,000. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year. In addition, we agreed to grant Mr. Wolfe an option exercisable for 747,193 shares of our common stock, at a strike price of $0.295 per share, of which 447,193 are immediately vested and an additional 25,000 shares for each calendar quarter elapsed from January 1, 2007 shall vest, with all remaining unvested shares vesting on December 31, 2009.  In addition, we agreed to grant Mr. Wolfe an option exercisable for an additional 200,000 shares of our common stock, at a strike price of $0.295 per share, of which 16,666 shares for the period ending March 31, 2007 and 16,666 shares each calendar quarter elapsed from April 1, 2007 shall vest on the last day of each calendar quarter thereafter, subject to the Optionee’s performance, as measured against the performance goals and objectives established by the Company.  If Mr. Wolfe is terminated without Cause, the Company agrees to pay Employee an amount equal to the Base Salary on the regularly scheduled pay periods following the date of termination through the end of the initial term.  Mr. Wolfe is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company.  In addition, the Company shall pay for Employee’s spouse and dependent coverage under the healthcare benefits package provided for the employee.

On June 15, 2007,  we entered into an employment agreement with John E. Hart as General Counsel and Corporate Secretary beginning May 14, 2007.  The Employee is employed on an at-will basis.   Pursuant to such agreement, we agreed to pay him an annual base salary of $150,000. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year. In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Hart is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, and shall be eligible to accrue three weeks of paid vacation each year.  In addition, the Company shall pay for reasonable expenses including travel between Mexico or Nevada and California, based upon a schedule approved by the CEO.

On November 1, 2006 we appointed David Field as Senior Vice President of Business Development and entered into an employment agreement with him, which was amended June 15, 2007, upon his promotion to Executive Vice President and Chief Operating Officer. The Employee will be employed on an at-will basis.  Pursuant to such agreement, we agreed to pay him an annual base salary of $140,000.  Per the June 15, 2007 amendment, the base salary was increased to $175,000 as of June 8, 2007.  Provided that the Company has achieved its funding and revenue targets for the period June 1 through September 30, 2007, the base salary will be increased to $225,000 as of October 1, 2007. The Company may, in its sole and absolute discretion, pay Employee a bonus payment as may be determined by the Board of Directors. The fact and the amount of the bonus will be in the Company’s sole and absolute discretion and based upon the Company’s performance as well as whether Employee meets performance objectives as defined at the beginning of each fiscal year.  Per the June 15, 2007 amendment, Mr. Field was granted options for an additional 1,000,000 shares under the Company’s 2006 Equity Incentive Plan, which options shall vest quarterly, based on Company performance against the agreed business plan, over three years in accordance with the standard form of Option Agreement and the provisions of the Plan. In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Field is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company.  In addition, the Company shall pay for reasonable expenses

On June 12, 2006 we appointed Aidan Shields as Chief Financial Officer and entered into entered into an employment agreement with him. The Employee is employed on an at-will basis.  Pursuant to such agreement, we agreed to pay him an annual base salary of $175,000. The Company shall base its Annual Salary, Bonus and Equity recommendations for the Employee on a benchmark study versus similar roles, experience levels and positions in the marketplace as well as the performance of the employee and the economic circumstances of the Company.  Employee will be entitled to participate in a fiscal 2007-08 bonus incentive plan to be designed and approved by the CEO and the Compensation Committee of the Board of Directors. The amount of the bonus will be based on the attainment of a fiscal 2007-08 performance target and based on the performance of the Company and the Employee. The Company shall grant an initial 500,000 options under the terms of the 2006 Equity Compensation Plan which shall vest quarterly over a three year period.  In addition, the Company agrees to review the Equity package of the Employee as part of a senior officer review during negotiations and on the completion of a new round of equity or debt financing.  In addition, the Company may, in its sole and absolute discretion, grant Employee Equity Compensation under the terms of the 2006 Equity Compensation Plan or outside such plan.  The terms of any grant made will be in the sole discretion of the Board of Directors.  Mr. Schields is eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, and shall be eligible to accrue paid vacation.  In addition, the Company shall pay for reasonable expenses.

On November 1, 2006 we appointed Jeff Stein as Financial Reporting Manager and entered into an employment agreement with him, which was amended April 6, 2007 upon his promotion to Chief Financial Officer.  Jeff Stein resigned June 4, 2007.  The Employee was employed on an at-will basis.   Pursuant to the April 6, 2007 amendment, we agreed to pay him an annual base salary of $150,000. Per the April 6, 2007 amendment, the Company agreed to provide the Employee with options for 350,000 shares of common stock, under the Company’s 2006 Equity Incentive Plan, which options were to vest quarterly over three years. The terms of any grant made was in the sole discretion of the Board of Directors.  Mr. Stein was eligible to participate in the standard fringe benefits package and incentive compensation plans generally made available to the executive management employees of the Company, and was eligible to accrue paid vacation each year.  In addition, the Company was required to pay for reasonable expenses.

The stock option agreements of our named executive officers provide that, in case of a change of control of the company, before the Optionee’s Termination of Service, the Option will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.  If the successor corporation refuses to assume or substitute for the Option, then immediately before and contingent on the consummation of the Change in Control, the Optionee will fully vest in and have the right to exercise the Option.  In addition, if the Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change in control, the Administrator will notify the Optionee in writing or electronically that the Option will be fully vested and exercisable for a period determined by the Administrator in its sole discretion, and the Option will terminate upon the expiration of such period. As of May 31, 2007, the value of the unvested, in-the-money options of our named executive officers that would accelerate upon a change of control, based on the difference between the closing price on the last trading day of the year of $0.55 per share and the exercise price of the respective options, was as follows:

Name	Option Value as of May 31, 2007
David P. Saltman	$—
Cheryl J. Bostater	—
Jeff Stein	91,000
Norman J. Dodd	(126,667)
Don Rogers	(85,472)

Non-Employee Director Compensation,

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended May 31, 2007.

Change in
Pension
Value and
					Non-Equity	Nonqulified
	Fees				Incentive	Deferred
	Earned or	Stock	Options		Plan	Compensation	All Other
	Paid in	Awards	Awards		Compensation	Earnings	Compensation	Total
Name	Cash ($)	($)	($) (1)		($)	($)	($)	($)
Edward Douglas Ward (2)	$—	$—	76,800	(1)	$—	$—	$—	$76,800
Dalton W. Sprinkle (3)	—	—	72,000	(1)	—	—	—	72,000

(1)   Refer to Note 12, “Stock-Based compensation,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-KSB filed on September 13, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(2)   Edward Douglas Ward has outstanding options to purchase an aggregate of 160,000 share s as of May 31, 2007.

(3)   Dalton W. Sprinkle has outstanding options to purchase an aggregate of 150,000 share s as of May 31, 2007.

Compensation Committee Interlocks and Insider Participation

Mr. Ward serves on the Compensation Committee of our Board of Directors.  No interlocking relationship exists between any member of the Compensation Committee and any member of any other of the company’s board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We believe that we have executed all of the transactions set forth below on terms no less favorable to us than terms we could have obtained from unaffiliated third parties. Transactions with a value above $120,000, including loans, between us and our officers, directors and principal stockholders and their affiliates, are to be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Since June 1 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party to in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest, other than the transactions described below.

As described in Note 8 to the Financial Statements, the Company has accrued estimated payroll taxes, withholding and penalties owed as of May 31, 2007 and 2006 totaling $2,417,000 and $1,311,000, respectively, in connection with the grant of restricted shares of common stock to certain officers and employees of the Company (see Notes 8 and 11) during the year ended May 31, 2006. The withholding portion of this accrual totaling $1,993,000 and $1,139,000 has been recorded at May 31, 2007 and 2006, respectively, as amounts due from related parties based on agreements with the respective officers and employees for them to remit funds to the Company for an amount equal to the withholding obligations. The Company believes that the amounts due from the individuals is fully collectable and requires no allowance for uncollectible amounts at either May 31, 2007 or 2006.

The Company assumed advances from various related parties, including shareholders, in connection with the acquisition of SRS. These advances are due on demand and bear interest at 6% per annum. As of May 31, 2007 and 2006, balances due to related parties totaled $312,000 and $314,000, respectively, and related accrued interest totaled $81,000 and $56,000, respectively.

Issuances of Options

During the year ended May 31, 2007, we granted options to purchase an aggregate of 2,507,193 shares of our common stock to our current directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $0.57 per share.

Other Transactions

We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

PROPOSAL 2

APPROVAL OF 2006 EQUITY INVENTIVE PLAN

At the Annual Meeting, the stockholders will be asked to approve the Open Energy Corporation 2006 Equity Incentive Plan (the “2006 Plan”).  The Board of Directors adopted the 2006 Plan on November 2, 2006, subject to its approval by stockholders.

The Board of Directors believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of responsibility within the Company. The Board of Directors expects that the 2006 Plan will be an important factor in attracting, retaining and rewarding the high caliber employees essential to our success and in motivating these individuals to strive to enhance our growth and profitability.  The Company currently is able to make awards of stock compensation only to selected consultants pursuant to its 2004 Consultant Compensation Plan; therefore the Board of Directors believes a new plan (the 2006 Plan) that permits the grant of such awards to employees, officers and directors, in addition to consultants, is necessary to ensure the Company can meet its anticipated needs for awards of stock compensation in the future.

The 2006 Plan is also designed to preserve the Company’s ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain awards granted under the 2006 Plan.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or to any of the four other most highly compensated officers of a publicly held company.  However, certain types of compensation, including performance-based compensation, are generally excluded from this deductibility limit.  [To enable compensation in connection with [certain] stock options, stock awards and cash awards awarded under the 2006 Plan to qualify as “performance-based” within the meaning of Section 162(m) of the Code (“Section 162(m)”), the 2006 Plan limits the sizes of such awards as further described below.]  While the Company believes that compensation in connection with such awards under the 2006 Plan generally will be deductible by the Company for federal income tax purposes, under certain circumstances, such as a change in control of the Company, compensation paid in settlement of certain awards may not qualify as “performance-based.”  By approving the 2006 Plan, the stockholders will be approving, among other things, eligibility requirements for participation in the 2006 Plan, limits on the numbers of shares or compensation that could be made to certain awards and the other material terms of the awards described below.

Summary of the 2006 Plan

The following summary of the 2006 Plan is qualified in its entirety by the specific language of the 2006 Plan, a copy of which is filed electronically with this proxy with the Securities Exchange Commission on its website at www.sec.gov, and is also available to any stockholder upon written request to the Company.

General.  The purpose of the 2006 Plan is to encourage ownership in the Company by key personnel whose long-term service the Company considers essential to its continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.  The 2006 Plan permits the grant of the following types of awards: (i) stock options; (ii) stock appreciation rights; (iii) stock awards; and (iv) cash awards.

Authorized Shares.  The number of shares of our common stock initially reserved for issuance pursuant to the 2006 Plan is equal to 16,500,000.  If any award granted under the 2006 Plan expires, terminates or is otherwise canceled without having been exercised or settled in full, or if shares subject to forfeiture or repurchase are forfeited or repurchased by the Company, any such shares allocable to the terminated portion of such award or such forfeited or repurchased shares will again become available for issuance under the 2006 Plan.

Adjustments to Shares Subject to the 2006 Plan.  In the event of any stock splits, combination or exchange of shares, consolidation, spin-off or recapitalization of shares or any capital adjustment or transaction similar to the foregoing, or any distribution to holders of shares of our common stock (other than regular cash dividends), the number and kind of shares covered by each outstanding award and the price per share (but not the total price) subject to each outstanding award shall be adjusted to prevent dilution or enlargement of rights under the 2006 Plan.

Administration.  The 2006 Plan will be administered by the Board of Directors or one or more committees of directors appointed by the Board of Directors (the “Administrator”). In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), administration must be by a compensation committee comprised solely of two or more “outside directors” within the meaning of Section 162(m).  Subject to the provisions of the 2006 Plan, the Administrator, in its sole discretion, has the authority to: (i) select the persons to whom awards are to be granted; (ii) determine the type of award to be granted and the number of shares of our common stock to be covered by each such award; (iii) approve the forms of award agreements for use under the 2006 Plan; (iv) determine the terms and conditions of any award to be granted; (v) correct administrative errors; (vi) construe and interpret the terms of the 2006 Plan; and (vii) adopt rules and procedures relating to the operation and administration of the 2006 Plan.  All decisions, determinations and interpretations by the Administrator regarding the 2006 Plan, any rules and regulations under the 2006 Plan and the terms and conditions of any award granted thereunder, shall be final and binding on all participants.

Eligibility.  Awards may be granted to employees, officers, directors and consultants of the Company or any affiliate of the Company.  Incentive stock options may be granted only to employees of the Company or any its related corporations.  As of  September 28, 2007, the Company had approximately 64 employees, including seven named executive officers, and four directors, who would be eligible under the 2006 Plan.

Stock Options.  Each option granted under the 2006 Plan must be evidenced by a written agreement between the Company and the optionee specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2006 Plan.

The exercise price of each option may not be less than the fair market value of a share of common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of common stock on the date of grant. Generally, the fair market value of the common stock is the closing sales price per share on the date of grant. On September 27, 2007, the closing price of the Company’s common stock was $0.54 per share.

The 2006 Plan provides that the option exercise price may be paid in cash, by check or wire transfer, by tender of shares of common stock owned by the optionee having a fair market value on the date of surrender or attestation that does not exceed the aggregate exercise price of the shares as to which the option shall be exercised, by consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator (to the extent the procedure would not violate Section 402 of the Sarbanes-Oxley Act of 2002, as amended), by cashless exercise (subject to any conditions or limitations established by the Administrator), by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws, or by any combination of the foregoing. An option that is a nonstatutory stock option will not be deemed exercised unless the optionee has made adequate provision for the payment of all applicable withholding taxes relating to the exercise of the option.

Options will become vested and exercisable at such times and in such installments as determined by the Administrator.  The Administrator shall also have the right to make the timing of the ability to exercise any option subject to continued service, the passage of time, or such performance requirements, as deemed appropriate by the Administrator. The maximum term of any option granted under the 2006 Plan is ten (10) years, provided that an incentive stock option granted to a Ten Percent Stockholder must have a term not exceeding five (5) years. The Administrator will specify in each written option agreement, and solely in its discretion, the period of post-termination exercise applicable to each option.  In the absence of a specified time in the written option agreement, the vested portion of an option will remain exercisable for three (3) months following the optionee’s termination date for terminations other than due to death, disability or cause, and for twelve (12) months for terminations due to the participant’s death or disability.

Stock options are nontransferable by the optionee other than by will or by the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee.

Stock Appreciation Rights.  Each stock appreciation right granted under the 2006 Plan must be evidenced by a written agreement between the Company and the participant specifying the exercise price, the term of the stock appreciation right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, shall determine.

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of Company common stock between the date of grant of the award and the date of its exercise. The exercise price of each stock appreciation right may not be less than the fair market value of a share of common stock on the date of grant.  The Company may pay the appreciation either in cash, in shares of common stock of equivalent value, or in some combination thereof, as the Administrator shall determine.  Stock appreciation rights vest and become exercisable at the times and on the terms established by the Administrator. Stock appreciation rights are generally nontransferable by the participant other than by will or by the laws of descent and distribution, and are generally exercisable during the participant’s lifetime only by the participant.

Stock Awards.  Stock awards granted under the 2006 Plan may be either an award or issuance of shares of our common stock or of stock units.  Each stock award granted under the 2006 Plan must be evidenced by a written agreement between the Company and the participant specifying the number of shares subject to the award or a formula for determining such number and the other terms and conditions of the award, consistent with the requirements of the 2006 Plan. Stock awards may be subject to vesting conditions based on performance criteria and level of achievement versus such criteria as the Administrator shall determine, which criteria may be based on financial performance, personal performance evaluations, or completion of service by the participant.  The shares acquired pursuant to a stock award are generally not transferrable by a participant until they are vested. Unless otherwise provided by the Administrator, upon a participant’s termination of service, an unvested stock award and any shares subject thereto shall be forfeited, provided that to the extent that the participant purchased any shares pursuant to such stock award, the Company shall have a right to repurchase the unvested portion of such shares at the original price paid by the participant.  Participants holding stock awards shall have the rights equivalent to those of a stockholder and shall be a stockholder only after shares are issued to the participant, and a participant holding stock units shall be entitled to receive dividend payments as if he or she were an actual stockholder, unless otherwise provided by the Administrator.

Cash Awards.  Cash awards that confer upon a participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established by the Administrator for a performance period may also be granted under the 2006 Plan.  As described below, the Administrator will establish organizational or individual performance goals in its discretion within the parameters of the 2006 Plan, which, depending on the extent to which they are met, will determine the timing of any payment of a cash award earned by virtue of performance. The 2006 Plan provides specific measures from which the Administrator may base performance goals.  Specifically, performance goals to be used for awards shall be chosen from one or more of the following measures: (i) cash flow, (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings), (iii) earnings per share, (iv) growth in earnings or earnings per share, (v) stock price, (vi) return on equity or average stockholders’ equity, (vii) total stockholder return, (viii) return on capital, (ix) return on assets or net assets, (x) return on investment, (xi) revenue, (xii) income or net income, (xiii) operating income or net operating income, (xiv) operating profit or net operating profit, (xv) operating margin, (xvi) return on operating revenue, (xvii) market share, (xviii) contract awards or backlog, (xix) overhead or other expense reduction, (xx) growth in stockholder value relative to the moving average of the S&P 500 Index or a peer group index, (xxi) credit rating, (xxii) strategic plan development and implementation, (xxiii) improvement in workforce diversity, (xxiv) EBITDA, and (xxv) any other similar criteria.

Before payment of any compensation under any award intended to qualify as “performance-based compensation” under Section 162(m), the Administrator shall certify the extent to which any performance criteria and any other material terms under such award have been satisfied.  Notwithstanding satisfaction or completion of any performance criteria, to the extent specified at the time of grant of an award to “covered employees” within the meaning of Section 162(m), the number of shares of common stock, options or other benefits granted, issued, retained or vested under an award on account of satisfaction of such performance criteria may be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

Termination or Amendment.  The 2006 Plan will automatically terminate ten (10) years from the date of its adoption by the Board of Directors, unless terminated at an earlier time by the Board of Directors.  The Administrator may amend, alter or discontinue the 2006 Plan at any time, provided that any such amendment shall be subject to the approval of the stockholders of the Company in the manner and to the extent required by applicable law.  No amendment, suspension or termination of the 2006 Plan shall materially impair the rights of any award, unless agreed otherwise between the participant and the Administrator.  Additionally, termination of the 2006 Plan shall not affect the Administrator’s ability to exercise the powers granted to it thereunder with respect to awards granted under the 2006 Plan before the date of such termination.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2006 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.

Incentive Stock Options.  An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code. Optionees who do not dispose of their shares within two (2) years following the date the option was granted or within one (1) year following the exercise of the option will normally recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two (2) years after the date of grant or within one (1) year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the determination date (see discussion under “Nonstatutory Stock Options” below) and the option exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the optionee upon the disqualifying disposition of the shares generally should be deductible by the Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under “Nonstatutory Stock Options” below) is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

Nonstatutory Stock Options.  Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares on the determination date (as defined below). If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the option is exercised unless the shares are subject to a substantial risk of forfeiture (as in the case where an optionee is permitted to exercise an unvested option and receive unvested shares which, until they vest, are subject to the Company’s right to repurchase them at the original exercise price upon the optionee’s termination of service) and are not transferable, in which case the determination date is the earlier of (1) the date on which the shares become transferable or (2) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the exercise date, the optionee may elect, pursuant to Section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the option is exercised. Upon the sale of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. No tax deduction is available to the Company with respect to the grant of a nonstatutory stock option or the sale of the stock acquired pursuant to such grant. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonstatutory stock option, except to the extent such deduction is limited by applicable provisions of the Code.

Stock Appreciation Rights.  In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares of our common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Stock Awards.  A participant acquiring restricted stock pursuant to a stock award generally will recognize ordinary income equal to the fair market value of the shares on the “determination date” (as defined above under “Nonstatutory Stock Options”). If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

There are no immediate tax consequences of receiving a stock award consisting of stock units.  A participant who is awarded stock units will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the Administrator or a participant.  Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.  The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Cash Awards.  A participant generally will recognize no income upon the grant of a cash award. Upon the payment of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of stock, the participant generally will be taxed in the same manner as described above (see discussion under “Stock Awards”). Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date” (as defined above under “Nonstatutory Stock Options”), will be taxed as capital gain or loss. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Number of Awards Granted to Employees, Officers, Directors and Consultants

The number of awards that an employee, officer, director or consultant may receive under the 2006 Plan is at the discretion of the Administrator and therefore cannot be determined in advance.  The following table sets forth (i) the aggregate number of shares of common stock subject to options granted under the 2006 Plan during the last fiscal year and (ii) the average per share exercise price of such options.

Name of Individual or Group	Number of Options Granted	Average Per Share Exercise Price
David Field	300,000	$0.48
Chief Operating Officer
Norman J. Dodd	200,000	1.50
President of East Coast Operations
Jeff Stein	450,000	0.35
Chief Financial Officer
John Hart	450,000	0.37
General Counsel & Corporate Secretary
Tom Wolfe	947,193	0.39
Chief Technical Officer
Don Rogers	300,000	0.99
Executive Vice President,
East Coast Operations
All executive officers, as a group	2,647,193	0.46

All directors who are not executive officers, as a group	470,000	0.48

All employees who are not	2,135,000	0.57

Required Vote and Board of Directors Recommendation

The affirmative vote of the holders of a majority of the shares of the Company common stock present in person or represented by proxy and voting on the matter is required to approve the adoption of the 2006 Plan.

The Board of Directors believes that the adoption of the 2006 Plan is in the best interests of the Company and its stockholders for the reasons stated above. Our Board of Directors unanimously recommends a vote “FOR” approval of the 2006 Plan.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors for the fiscal year ending May 31, 2008 and has directed that management submit the selection of independent auditors to the stockholders for ratification at the Annual Meeting.  Squar, Milner, Peterson, Miranda & Williamson, LLP has audited our financial statements since the fiscal year ended May 31, 2006, and through the year ended May 31, 2007.

Stockholders are not required to ratify the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditors.  However, we are submitting the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP to the stockholders for ratification as a matter of good corporate practice.  If you fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Squar, Milner, Peterson, Miranda & Williamson, LLP.  Even if the selection is ratified,  the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Auditors

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent auditors will be pre-approved by the Audit Committee.  These services may include audit services, audit-related services, tax services and other services.  The Audit Committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors.  Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget.  Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the selection of Squar, Milner, Peterson, Miranda & Williamson, LLP as our independent auditor for the fiscal year ending May 31, 2008.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, directors, officers and beneficial owners of ten percent or more of our common stock (“Reporting Persons”) are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock.  Based solely on our review of such forms received and the written representations of our Reporting Persons, we have determined that none of the Reporting Persons were delinquent with respect to a reporting obligation during fiscal year end 2007 as set forth in Section 16(a) of the Exchange Act.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in calendar 2008, must be received by us no later than June 10, 2008, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting.  These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement.  Under our Restated Bylaws, a stockholder who wishes to make a proposal at the 2008 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than June 10, 2008, unless the date of the 2008 Annual Meeting of Stockholders is more than 30 days before or after the one-year anniversary of the 2007 Annual Meeting.  If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2008 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

A copy of our Annual Report on Form 10-KSB will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of the Company at such date to any person who was a beneficial owner of our common stock on the Record Date.  Requests should be directed to the Corporate Secretary at Open Energy Corporation, 514 Via De La Valle, Suite 200, Solana Beach, California 92075.  Our Annual Report on Form 10-KSB is also available on our website at www.openenergycorp.com/investors.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are the Company’s stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Open Energy Corporation, Corporate Secretary; 514 Via De La Valle, Suite 200, Solana Beach, California 92075 or contact Open Energy Corporation at (858) 794-8800.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above.  If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope.

By Order of the Board of Directors

/s/ David P. Saltman

David P. Saltman
Director, President, and Chief Executive Officer

Dated: October 1, 2007

PROXY CARD

OPEN ENERGY CORPORATION
PROXY FOR THE 2007 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints David P. Saltman, with full power of substitution, as proxy of the undersigned to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of OPEN ENERGY CORPORATION (the “Company”), to be held on Monday, October 29, 2007 at 10:00 a.m. at the Doubletree Golf Resort-San Diego, 14455 Penasquitos Drive, San Diego, CA 92129, and any postponement or adjournment thereof, and to vote as if the undersigned were then and there personally present on all matters set forth in the Notice of Annual Meeting, dated October 1, 2007 (the “Notice”), a copy of which has been received by the undersigned, as follows:

1.                                       THE ELECTION OF DIRECTORS OF THE COMPANY, TO SERVE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS OR UNTIL THEIR SUCCESSORS SHALL BE DULY ELECTED AND QUALIFIED:  (Check one)

☐            FOR all nominees listed below (except as indicated).

☐            WITHHOLD AUTHORITY to vote for all nominees listed below.

If you wish to withhold your vote for any individual nominee, strike a line through that nominee’s name set forth below:

David P. Saltman
Edward Douglas Ward
Dalton W. Sprinkle
Patricia M. Eckert
Kenneth F. Potashner
Norman J. Dodd

and, in their discretion, upon such other matter or matters that may properly come before the Annual Meeting and any adjournment(s) thereof.

2.                                       TO RATIFY AND APPROVE THE COMPANY’S 2006 EQUITY INCENTIVE PLAN.

☐            FOR the proposal.

☐            AGAINST the proposal.

☐            ABSTAIN AUTHORITY to vote for the proposal.

3.                                       TO RATIFY THE SELECTION OF Squar, Milner, Peterson, Miranda & Williamson, LLP AS OUR INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING MAY 31, 2008.

☐            FOR the proposal.

☐            AGAINST the proposal.

☐            ABSTAIN AUTHORITY to vote for the proposal.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFIC INDICATION ABOVE.  IN THE ABSENCE OF SUCH INDICATION, THIS PROXY WILL BE VOTED FOR ALL OF THE BOARD’S NOMINEES AND, AT THE DISCRETION OF THE PROXY HOLDERS, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Dated:
Signature of Shareholder

PLEASE PRINT NAME

Dated:	Signature of Shareholder

PLEASE PRINT NAME

Sign exactly as your name(s) appears on your stock certificate(s).  A corporation is requested to sign its name by its President or other authorized officer, with the office held designated.  Executors, administrators, trustees, etc., are requested to so indicate when signing.  If a stock certificate is registered in two names or held as joint tenants or as community property, both interested persons should sign.

PLEASE COMPLETE THE FOLLOWING:

I plan to attend the Annual Meeting:  Yes  ☐            No  ☐

Number of attendees:

PLEASE NOTE:

SHAREHOLDER SHOULD SIGN THE PROXY PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE BY OCTOBER 15, 2007.  PLEASE INDICATE ANY ADDRESS OR TELEPHONE NUMBER CHANGES IN THE SPACE BELOW.

PLEASE RETURN THIS PROXY CARD TO
Open Energy Corporation, 514 Via De La Valle, Suite 200, Solana Beach, CA 92075

Ph: (858) 794-8800       Fax: (858) 794-8811